Exhibit 5.1

April 26, 2017

Diamondback Energy, Inc.

500 West Texas, Suite 1200

Midland, Texas 79701

Re:	Diamondback Energy, Inc.

Registration Statement on Form S-4 with respect to 4.750% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as counsel to Diamondback Energy, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed in Schedule A attached hereto (collectively, the “Guarantors”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates, in part, to (i) up to $500,000,000 aggregate principal amount of 4.750% Senior Notes due 2024 (the “2024 Exchange Notes”) of the Company to be issued under an Indenture (the “2024 Indenture”), dated as of October 28, 2016, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to an exchange offer (the “2024 Exchange Offer”) by the Company described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 4.750% Senior Notes due 2024 (the “2024 Initial Notes”) previously issued under the 2024 Indenture and (ii) the guarantees by the Guarantors (the “2024 Guarantees”) of the 2024 Exchange Notes pursuant to the 2024 Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate and limited liability company records of the Company and the Guarantors and other certificates and documents of officials or representatives of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted

1700 Pacific Avenue, Suite 4100 | Dallas, Texas 75201-4675 | 214.969.2800 | fax: 214.969.4343 | akingump.com

Diamondback Energy, Inc.

April 26, 2017

to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the 2024 Exchange Notes will conform to the specimen thereof we have reviewed and that the 2024 Exchange Notes will be duly authenticated in accordance with the terms of the 2024 Indenture. We have also assumed the due authorization, execution, issuance and delivery of the 2024 Indenture and the authentication of the 2024 Initial Notes by the Trustee and that the 2024 Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates or verbal confirmations, as applicable, of public officials and certificates of officers of the Company and the Guarantors, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act, the 2024 Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the 2024 Exchange Notes have been duly executed by the Company and the Guarantors, duly authenticated by the Trustee in accordance with the terms of the 2024 Indenture and issued and delivered by or on behalf of the Company and the Guarantors in accordance with the terms of the 2024 Indenture against receipt of 2024 Initial Notes surrendered in exchange therefor in accordance with the terms of the 2024 Exchange Offer:

1.	the 2024 Exchange Notes will be valid and binding obligations of the Company; and

2.	the 2024 Guarantees will be valid and binding obligations of the Guarantors.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.    We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York; (ii) the General Corporation Law of the State of Delaware and (iii) the Limited Liability Company Act of the State of Delaware.

Diamondback Energy, Inc.

April 26, 2017

B.    The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; and (iv) laws governing the waiver of stay, extension, or usury laws.

C.    This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, the Guarantors, or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP

SCHEDULE A

GUARANTORS

Diamondback E&P LLC, a Delaware limited liability company

Diamondback O&G LLC, a Delaware limited liability company

1700 Pacific Avenue, Suite 4100 | Dallas, Texas 75201-4675 | 214.969.2800 | fax: 214.969.4343 | akingump.com